Exhibit 10.52

PROMISSORY NOTE

Principal Amount: $500,000.00	Date of Note: August 4, 2000

PROMISE TO PAY.  Marc Verissimo (“Borrower”) promises to pay to Silicon Valley Bancshares (“Lender”), or order, in lawful money of the United States of America, the principal amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in accordance with the terms of this Promissory Note.

PAYMENT.  Borrower will pay this Promissory Note $500,000.00 in full on March 1, 2006 (the “Maturity Date”).

PREPAYMENT.  Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.

TERMINATION.  If Borrower resigns or is involuntarily terminated from his employment with Silicon Valley Bank (“Bank”) before March 1, 2006 for any reason except death, or an Involuntary Termination or Constructive Termination following a Change in Control (all as defined and further described in the Change and Control Severance Benefit Policy) than this Promissory Note shall be immediately due and payable.  If (a) Borrower’s employment terminates by Borrower’s death before this Promissory Note is repaid, or (b) Borrower’s employment terminates by an Involuntary Termination or Constructive Termination following a Change in Control, then this Promissory Note shall be due and payable on the Maturity Date.

CHOICE OF LAW.  This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of law.

Borrower understands and agrees that this agreement is a Promissory Note, not an employment agreement or contract.  Borrower also understands that by virtue of Borrower’s position with the Bank, Lender has agreed to make this loan to Borrower on terms that may be deemed preferential in nature.

BORROWER:

/s/ Marc Verissimo		Date:	August 14, 2000

Marc Verissimo

LENDER:

SILICON VALLEY BANCSHARES

By:	/s/ Chris Lutes	Date:	August 14, 2000

Name:	Chris Lutes

Title:	CFO